Exhibit 99.1
Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FIRST QUARTER OF FISCAL 2013

Union City, California – July 26, 2012 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2012.

Quarterly highlights include:
•	Revenues of $42.0 million, up 17% over last year’s comparable quarter.
•	North America revenues of $33.2 million, up 12% over last year’s comparable quarter.
•	Medical market revenues of $8.4 million, up 18% over last year’s comparable quarter.
•	Veterinary market revenues of $32.5 million, up 17% over last year’s comparable quarter.
•	International revenues of $8.8 million, up 41% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $9.9 million, up 31% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,303 units, up 28% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $23.6 million, up 14% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.7 million units, up 9% over last year’s comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $861,000, up 83% over fourth quarter of fiscal 2012.
•	Diluted net income per share of $0.13, up 30% over last year’s comparable quarter.

Quarterly Results:  For the fiscal quarter ended June 30, 2012, Abaxis reported revenues of $42.0 million, as compared with revenues of $36.0 million for the comparable period last year, an increase of 17 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, increased by an aggregate of $2.4 million or 31 percent, over the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $2.8 million, or 10 percent, over the same period last year.  Abaxis reported net income of $2.9 million for the fiscal quarter ended June 30, 2012, compared to $2.2 million for the same period last year, an increase of 29 percent.  Abaxis’ effective tax rate in both three-month periods was 37 percent.  Abaxis reported diluted net income per share of $0.13 (calculated based on 22,217,000 shares) for the three-month period ended June 30, 2012, compared to $0.10 per share (calculated based on 23,095,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the first quarter of fiscal 2013 were $8.4 million, an increase of 18 percent, compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the first quarter of fiscal 2013 were $7.8 million, an increase of 27 percent, compared to the same period last year.  Total sales in the veterinary market for the first quarter of fiscal 2013 were $32.5 million, an increase of 17 percent, compared to the same period last year.  Veterinary reagent disc sales for the first quarter of fiscal 2013 were $18.7 million, an increase of 20 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the first quarter of fiscal 2013 was $1.8 million, compared to $1.1 million for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We achieved solid performance in the first quarter, highlighted by a 17% increase in revenues compared to last fiscal year’s comparable quarter.  We had solid double-digit growth across virtually all product categories, as well as geographic markets.  Compared to last fiscal year’s comparable quarter, medical market revenues were up 18%; veterinary market revenues were up 17%; and total medical and veterinary market instruments revenues were up 31%.  Geographically, North America revenues were up 12% and international revenues were up 41%, driven by improved performance in Europe.  The financial underpinnings of the business continue to be very strong with approximately $98.2 million in cash, cash equivalents and investments. All in all, it was a very solid quarter.”

“During the quarter,” Mr. Severson continued, “we were particularly pleased with our medical diagnostics business, which received initial orders for Piccolo Xpress units to support a four-year worldwide drug clinical trial.  In the past year we have been actively working with leading clinical research organizations (CROs) and biotechnology companies to incorporate real-time testing into drug clinical trials.  We believe that our point-of-care diagnostic testing is ideally suited for real-time monitoring to insure study participant safety and to drive cost efficiencies in the clinical trials process.  We believe that the drug clinical trials market represents an important new market for Abaxis and we will continue to work diligently to more fully develop this new opportunity.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, July 26, 2012.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10016194, through July 31, 2012.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues	$42,014	$36,003
Cost of revenues	19,165	16,780
Gross profit	22,849	19,223
Operating expenses:
Research and development	2,965	3,454
Sales and marketing	11,769	9,152
General and administrative	3,322	3,419
Total operating expenses	18,056	16,025
Income from operations	4,793	3,198
Interest and other income (expense), net	(230)	294
Income before income tax provision	4,563	3,492
Income tax provision	1,699	1,278
Net income	$2,864	$2,214
Net income per share:
Basic net income per share	$0.13	$0.10
Diluted net income per share	$0.13	$0.10

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,817	22,681
Weighted average common shares outstanding - diluted	22,217	23,095

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30, 2012	March 31, 2012
Current assets:
Cash and cash equivalents	$56,151	$45,843
Short-term investments	21,912	21,689
Receivables, net	29,038	30,694
Inventories	20,940	19,597
Prepaid expenses and other current assets	3,670	5,423
Net deferred tax assets, current	4,328	4,151
Total current assets	136,039	127,397
Long-term investments	20,129	23,442
Investment in unconsolidated affiliate	2,643	2,626
Property and equipment, net	25,165	24,296
Intangible assets, net	3,832	3,990
Other assets	109	85
Total assets	$187,917	$181,836

Current liabilities:
Accounts payable	$7,553	$6,381
Accrued payroll and related expenses	6,821	6,336
Accrued taxes	144	266
Other accrued liabilities	1,806	1,991
Deferred revenue	1,307	1,212
Warranty reserve	1,012	1,245
Total current liabilities	18,643	17,431
Non-current liabilities:
Deferred rent	669	641
Net deferred tax liabilities	197	199
Deferred revenue	2,708	2,396
Warranty reserve	482	601
Notes payable, less current portion	758	783
Total non-current liabilities	4,814	4,620
Total liabilities	23,457	22,051
Shareholders' equity:
Common stock	111,878	110,063
Retained earnings	52,561	49,697
Accumulated other comprehensive income	21	25
Total shareholders' equity	164,460	159,785
Total liabilities and shareholders' equity	$187,917	$181,836

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended June 30,
	2012	2011
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	21,817	22,681
Weighted average common shares outstanding - diluted	22,217	23,095

Operating income per share - basic	$0.22	$0.14
Operating income per share - diluted	$0.22	$0.14

Revenues by Geographic Region
(In thousands)

	Three Months Ended June 30,
	2012	2011
North America	$33,164	$29,708
International	8,850	6,295
Total revenues	$42,014	$36,003

Revenues by Customer Group
(In thousands)

	Three Months Ended June 30,
	2012	2011
Medical Market	$8,416	$7,156
Veterinary Market	32,495	27,669
Other	1,103	1,178
Total revenues	$42,014	$36,003